EXHIBIT 10.38

FIRST AMENDMENT TO THE WALGREENS BOOTS ALLIANCE, INC. EXECUTIVE RETIREMENT SAVINGS PLAN
As Amended and Restated Effective January 1, 2020

I.

Effective February 1, 2021, the Walgreen Co. 2011 Executive Deferred Compensation Plan (the “2011 Plan”) is discontinued as a separate plan, and the Walgreens Boots Alliance, Inc. Executive Retirement Savings Plan (the “ERSP”) is amended by adding the following Appendix A thereto, to incorporate the 2011 Plan into the ERSP:

“APPENDIX A

Effective February 1, 2021, this Appendix A covers the administration of remaining accounts under the Walgreen Co. 2011 Executive Deferred Compensation Plan (the “2011 Plan”), as follows:

1.ARTICLE VI – PLAN ACCOUNTING. These ERSP provisions covering Accounts and investments shall apply to all accounts previously maintained under the 2011 Plan (“2011 Plan Accounts”) in the same fashion as they apply to Employee Deferral Subaccounts under the Plan.

2.ARTICLE VII – PAYMENT OF BENEFITS. These Plan provisions covering payment of Accounts shall apply to 2011 Plan Accounts in the same fashion as they apply to Non-Grandfathered Accounts that are credited to Employee Deferral Subaccounts under Section 7.3(b) of the Plan.

3.ARTICLES VIII - X. These ERSP provisions shall apply to 2011 Plan Accounts, just as they apply to other Accounts under the Plan.”

II.

Effective retroactive to January 1, 2020 (to correct a drafting error in the Plan as restated as of that date), Section 6.2(c) of the Plan is amended to read as follows:

“Investment Options. For purposes of this Section 6.2, “Investment Options” shall mean the investment funds offered under the Retirement Savings Plan from time to time, except
– with respect to the Employee Deferral Subaccounts – for any such funds investing primarily in Company stock.”